Exhibit 10.19

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

CONFIDENTIAL

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 23, 2020, is entered into among (i) ERASCA, INC., a Delaware corporation (“Parent”), (ii) ERASCA – ASN PRODUCT DEVELOPMENT—MERGER SUB I, INC., a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub I”), (iii) ERASCA – ASN PRODUCT DEVELOPMENT—MERGER SUB II, INC., a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub II” and together with Merger Sub I, “Merger Subs”), (iv) ASN PRODUCT DEVELOPMENT, INC., a Delaware corporation (“Company”), and (v) ASANA BIOSCIENCES, LLC, a Delaware limited liability company and the sole stockholder of the Company (“ABS”).

RECITALS

A. The parties intend to effect a reorganization in which, as steps in a single, integrated transaction, (a) the First Merger (as defined below) will be consummated, and (b) as part of the same overall transaction, the First Step Surviving Corporation (as defined below) will be merged with and into Merger Sub II, the First Step Surviving Corporation will cease to exist, and Merger Sub II will survive as a direct wholly owned subsidiary of Parent (the “Second Merger” and, collectively with the First Merger, the “Merger”).

B. The board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and its stockholder, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved to recommend adoption of this Agreement by the stockholder of the Company in accordance with the Delaware General Corporation Law (the “DGCL”).

C. Concurrently with the execution of this Agreement, the Company shall obtain, in accordance with Section 228 of the DGCL, the written consent of ABS, as the Company’s sole stockholder, approving this Agreement, the Merger and the transactions contemplated hereby in accordance with Section 251 of the DGCL.

D. The parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement be a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and within the meaning of Section 1.368-2(g) of the Treasury Regulations.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

Whenever used in this Agreement with an initial capital letter, the terms defined in this Article I and elsewhere in this Agreement, whether used in the singular or plural, shall have the meanings specified below. Capitalized terms used, but not defined in this Article I or elsewhere in this Agreement, whether used in the singular or plural, shall have the meanings ascribed to them in the License Agreement.

CONFIDENTIAL

EXECUTION VERSION

“ABS” has the meaning set forth in the preamble.

“ABS Indemnitees” has the meaning set forth in Section 7.03.

“Action” means any cause of action, demand, order, lawsuit, arbitration, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, of or before any Governmental Authority or before any arbitrator.

“Affiliate” means, with respect to a Person, any other Person controlling, controlled by or under common control with such Person, for so long as such control exists. For purposes of this definition only, “control” means (i) direct or indirect ownership of more than fifty percent (50%) of the stock, shares or other equity interests having the right to vote for the election of directors of such entity or (ii) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, with respect to the Company, “Affiliates” will exclude Chirag Patel, Chintu Patel and Gautam Patel (each, a “Majority Investor”) and any other Person controlled, directly or indirectly, or trust created or controlled, by any Majority Investor or group of Majority Investors, other than ABS.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the Share Issuance Letter, Certificate of Merger, the Second Certificate of Merger and each of the other documents or instruments contemplated by this Agreement to be delivered in connection with the Merger.

“Applicable Law” means collectively all laws, regulations, ordinances, decrees, judicial and administrative orders (and any license, franchise, permit or similar right granted under any of the foregoing) and any other requirements of any applicable Governmental Authority that govern or otherwise apply to a party’s activities in connection with this Agreement.

“Breakthrough Designation” means the designation of a drug as a breakthrough therapy by the FDA pursuant to Section 506(a) of the Federal Food Drug and Cosmetic Act (21 U.S.C. §356(a)), as amended by Section 902 of the Food and Drug Administration Safety and Innovation Act and as may be amended further from time to time.

“Breakthrough Designation Milestone” has the meaning set forth in Section 2.12(a).

CONFIDENTIAL

EXECUTION VERSION

“Business Day” means a day other than a Saturday, Sunday or any other day on which banking institutions in New York, New York, U.S.A. are authorized or required by Applicable Laws to remain closed.

“Certificate” has the meaning set forth in Section 2.09.

“Certificate of Merger” has the meaning set forth in Section 2.01(a).

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“Clinical Trial” means any human clinical trial of a Licensed Product in the Field.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Board” has the meaning set forth in the recitals.

“Company Charter Documents” has the meaning set forth in Section 3.01(b).

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other legally binding agreements, commitments and arrangements, whether written or oral.

“Development Milestone Event” has the meaning set forth in Section 2.12(a).

“Development Milestone Payment” has the meaning set forth in Section 2.12(a).

“DGCL” has the meaning set forth in the recitals.

“Direct Claim” has the meaning set forth in Section 7.05(c).

“Direct Claim Notice” has the meaning set forth in Section 7.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by ABS and the Company concurrently with the execution and delivery of this Agreement.

“Dispute” has the meaning set forth in Section 8.10(b).

“Dollars or $” means the lawful currency of the United States.

“Effective Time” has the meaning set forth in Section 2.04.

CONFIDENTIAL

EXECUTION VERSION

“EMA” means the European Medicines Agency or any successor entity thereto.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction or other similar encumbrance of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Executive Officers” has the meaning set forth in Section 8.10(b).

“Excluded Claim” has the meaning set forth in Section 8.10(d).

“FDA” means the United States Food and Drug Administration or any successor entity thereto.

“Field” means all fields of use.

“FIRPTA Statement” has the meaning set forth in Section 6.07.

“First Merger” has the meaning set forth in Section 2.01(a).

“First Merger Constituent Corporations” has the meaning set forth in Section 2.01(a).

“First Step Surviving Corporation” has the meaning set forth in Section 2.01(b).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, national, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

“Governmental Order” means any order, compliance order on consent, writ, judgment, injunction, decree, stipulation, determination or award issued by or entered with any Governmental Authority.

“Indebtedness” means any amount owed, without duplication and with respect to the Company and its subsidiaries, in respect of (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than trade payables and other current trade liabilities incurred in the ordinary and usual course of business); (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations that are required to be capitalized pursuant to GAAP but excluding any breakage costs, prepayment penalties or fees or other similar amounts payable in connection with any capitalized leases unless such breakage costs, prepayment penalties, fees or other similar amounts are due and will be paid at the Closing; (f) reimbursement obligations under any letter of credit (to the extent drawn), banker’s acceptance or similar credit transactions; (g) obligations under conditional sale or other title retention agreement with respect to property acquired; (h) deferred

CONFIDENTIAL

EXECUTION VERSION

compensation owed to current or former employees of the Company; (i) guarantees made by the Company or any of its subsidiaries on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (h); and (j) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (i).

“Indemnified Party” has the meaning set forth in Section 7.05.

“Indemnifying Party” has the meaning set forth in Section 7.05.

“Company’s Knowledge,” “Knowledge of the Company” and words of similar effect means the actual knowledge of Sandeep Gupta and Paul Carango.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“License Agreement” means that certain Amended and Restated License Agreement between ABS and the Company, dated November 23, 2020, in the form attached hereto as Exhibit A.

“Licensed Compound” has the meaning given to such term in the License Agreement.

“Licensed Patent Right” has the meaning given to such term in the License Agreement.

“Licensed Product” has the meaning given to such term in the License Agreement.

“Litigation Conditions” has the meaning set forth in Section 7.05(a).

“Losses” means losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, Taxes, claims, injuries, costs or expenses of whatever kind actually incurred or suffered, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include consequential, indirect, special, punitive and exemplary damages.

“Majority Investor” has the meaning set forth above under the defined term “Affiliate.”

“Material Adverse Effect” means any event, occurrence, fact, circumstance, condition or change that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, results of operations, condition (financial or otherwise) or assets of the Company and its subsidiaries, taken as a whole, including the License Agreement, or (b) the ability of the Company to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or

CONFIDENTIAL

EXECUTION VERSION

worsening thereof; (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other similar events in the United States or any other country or region in the world; (vi) any changes in Applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, circumstance, condition or change referred to in clauses (i) through (vi) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” means the (a) Up-Front Cash Consideration, (b) the Up-Front Parent Shares, and (c) the Development Milestone Payments (including the Milestone Parent Shares).

“Merger Sub I” has the meaning set forth in the preamble.

“Merger Sub II” has the meaning set forth in the preamble.

“Merger Subs” has the meaning set forth in the preamble.

“MHRA” means the Medicines and Healthcare products Regulatory Agency or any successor entity thereto.

“Milestone Parent Shares” has the meaning set forth in Section 2.12(b).

“NMPA” means the National Medical Products Administration of the People’s Republic of China, and local counterparts thereto, or any successor entity thereto.

“Notice of Dispute” has the meaning set forth in Section 8.10(b).

“Parent” has the meaning set forth in the preamble.

“Parent Indemnitees” has the meaning set forth in Section 7.02.

“Parent Common Stock” means shares of the Parent’s common stock, par value $0.0001 per share.

“Parent Preferred Stock” means shares of the Parent’s Series B-2 preferred stock, par value $0.0001 per share.

“Parent Shares” has the meaning set forth in Section 4.07.

“Person” means an individual, corporation, company, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

“Phase 2 Study Milestone” has the meaning set forth in Section 2.12(a).

CONFIDENTIAL

EXECUTION VERSION

“PMDA” means the Pharmaceuticals and Medical Devices Agency of Japan, or any successor entity thereto.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Registrational Trial” means a Clinical Trial that is designed to obtain sufficient data and results to support the filing of an application for Regulatory Approval (but may not include the data that may be necessary to support the pricing and/or reimbursement approvals). A Registrational Trial includes any Clinical Trial that satisfies at least one of the following criteria:

(a) It would, based on interactions with a Regulatory Authority or otherwise prior to the initiation of such trial, satisfy the requirements of 21 CFR 312.21(c) or corresponding foreign regulations;

(b) It is designed in a manner to allow for the addition of patients such that it could satisfy the requirements of 21 CFR 312.21(c) or corresponding foreign regulations; or

(c) It is otherwise intended, at the time of initiation to support (either alone or together with another Clinical Trial that would satisfy the requirements of 21 CFR 312.21(c) or corresponding foreign regulations) an application for Regulatory Approval of a new product (or a new indication or intended use for an already approved product).

“Regulatory Approval” means all approvals from the relevant Regulatory Authority necessary to initiate marketing and selling a product (including Licensed Product) in any country or jurisdiction. For clarity, Regulatory Approval excludes pricing or reimbursement approval.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Regulation D” means Regulation D promulgated under the Securities Act.

“SEC” means the United States Securities and Exchange Commission.

“Second Certificate of Merger” has the meaning set forth in Section 2.01(c).

“Second Effective Time” has the meaning set forth in Section 2.04.

“Second Merger” has the meaning set forth in the recitals.

“Second Merger Constituent Corporations” has the meaning set forth in Section 2.01(c).

CONFIDENTIAL

EXECUTION VERSION

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Regulators” has the meaning set forth in Section 5.02(b).

“Services Agreement” means the Administrative and Support Services Agreement, dated as of March 1, 2020, between ASN and the Company.

“Share Issuance Letter” means the letter agreement, dated as of the Closing Date, between ABS and Parent in the form attached hereto as Exhibit C.

“Shares” means all issued and outstanding shares of Company Common Stock.

“Stockholder Consent” means written consent of ABS approving this Agreement, the Ancillary Documents, the Merger and the other transactions contemplated hereby and thereby.

“Straddle Period” has the meaning set forth in Section 6.04.

“Successful Proof of Concept” means, with respect to a Licensed Product, initial evidence of therapeutic activity and safety (safety in patients receiving ASN007 is defined as: <10% ASN007-related SAEs, <20% ASN007-related Grade 3+ AEs, <20% of patients discontinue due to an ASN007-related AE, and no ASN007-related deaths) in an indication obtained in a Phase 2 Clinical Trial that warrants continued clinical evaluation and development in a Registrational Trial, including an extension or continuation of such Phase 2 Clinical Trial that would serve as the Registrational Trial for such Licensed Product. Without limiting the generality of the foregoing, a Licensed Product will be deemed to warrant continued clinical evaluation development in a Registrational Trial in an indication upon the earliest of (A) the achievement of the applicable success criteria set forth in Exhibit B, (B) the date on which a final protocol for such Registrational Trial has been signed by a duly authorized officer of Parent or (C) Parent’s receipt of the FDA’s minutes from an end-of-phase 2 meeting between Parent and the FDA with respect to such Phase 2 Clinical Trial, indicating that the dose and safety and efficacy data from the Phase 2 Clinical Trial are sufficient to proceed to a Registrational Trial of the Licensed Product.

“Surviving Contract” has the meaning set forth in Section 3.08(b).

“Surviving Corporation” has the meaning set forth in Section 2.01(d).

“Tax Claim” has the meaning set forth in Section 6.05.

“Tax Return” means any return, declaration, report, claim for refund, information return, notice, form or other documents (including any related or supporting schedules, statements or information) filed or required to be filed, or maintained or required to be maintained, in connection with the determination, assessment or collection of any Tax of any Person or the administration of any laws, rules, regulations or administrative requirements relating to any Tax.

CONFIDENTIAL

EXECUTION VERSION

“Taxes” means all taxes, charges, fees, duties, levies or other assessments, however denominated, imposed by any federal, state, local, or non-U.S. government or any agency or political subdivision of any such government, which taxes shall include, without limitation, income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, branch profits, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, alternative minimum, add-on minimum, excise, customs, severance, margin, healthcare, escheat or unclaimed property, environmental, stamp, occupation, premium, property (real or personal), real property gains, net worth, intangibles, social security, pension insurance contributions, disability, windfall profits taxes and other obligations of the same or of a similar nature to any of the foregoing, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, whether disputed or not.

“Third Party Claim” has the meaning set forth in Section 7.05(a).

“Up-Front Cash Consideration” has the meaning set forth in Section 2.08(a)(ii).

“Up-Front Parent Shares” has the meaning set forth in Section 2.08(a)(ii).

ARTICLE II

The Merger

Section 2.01 First Merger and Second Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, Parent, Merger Sub I and the Company (Merger Sub I and the Company sometimes being referred to herein as the “First Merger Constituent Corporations”) shall cause Merger Sub I to be merged with and into the Company effective as of the Effective Time, with the Company being the surviving corporation (the “First Merger”). The First Merger shall be consummated at the Effective Time in accordance with this Agreement and evidenced by a certificate of merger relating to the First Merger (the “Certificate of Merger”).

(b) Upon consummation of the First Merger, the separate corporate existence of Merger Sub I shall cease and the Company, as the surviving corporation of the First Merger (hereinafter referred to for the periods at and after the Effective Time as the “First Step Surviving Corporation”), shall continue its corporate existence under the DGCL as a direct wholly owned subsidiary of Parent.

(c) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, Parent, Merger Sub II and the First Step Surviving Corporation (Merger Sub II and the First Step Surviving Corporation sometimes being referred to herein as the “Second Merger Constituent Corporations”) shall cause the Second Merger to be consummated. The Second Merger shall be consummated at the Second Effective Time in accordance with this Agreement and evidenced by a certificate of merger relating to the Second Merger (the “Second Certificate of Merger”).

CONFIDENTIAL

EXECUTION VERSION

(d) Upon consummation of the Second Merger, the separate corporate existence of the First Step Surviving Corporation shall cease and Merger Sub II, as the surviving corporation of the Second Merger (hereinafter referred to for the periods at and after the Second Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the DGCL as a direct wholly owned subsidiary of Parent.

Section 2.02 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place on the date hereof, at the offices of Latham & Watkins LLP, 12670 High Bluff Drive, San Diego, CA 92130, or at such other time or on such other date or at such other place as Parent and ABS may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). The Closing shall be effected, to the extent practicable, by conference call, the electronic delivery of certain documents, and the prior physical exchange of certain documents and instruments to be held in escrow by outside counsel to the recipient party pending authorization to release at the Closing.

Section 2.03 Closing Deliverables.

(a) By ABS and the Company. At or prior to the Closing, ABS and the Company shall deliver to Parent the following:

(i) the Stockholder Consent, executed by ABS;

(ii) a certificate of the Secretary of the Company certifying that (A) attached thereto are true and complete copies of all resolutions adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, (B) all such resolutions have not been revoked, rescinded or amended and are in full force and effect as of the date thereof and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (C) the persons who have signed this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder at or prior to the Closing have properly done so as duly authorized officers of the Company;

(iii) a good standing certificate of the Company (or its equivalent) from the secretary of state of Delaware;

(iv) resignations, in form and substance reasonably acceptable to Parent, of each director and officer of each subsidiary of the Company, effective as of the Effective Time;

(v) written confirmation from ABS that the Services Agreement has been terminated and all amounts accrued and payable to ABS by the Company under the Services Agreement on or prior to the Closing Date have been satisfied and paid; and

(vi) the FIRPTA Statement.

(b) By Parent. At the Closing, Parent shall deliver to the Company (or such other Person as may be specified herein) the following:

CONFIDENTIAL

EXECUTION VERSION

(i) payment to ABS by wire transfer of immediately available funds an amount equal to the aggregate Up-Front Cash Consideration payable pursuant to and in accordance with Section 2.08 in exchange for the Shares; and

(ii) a certificate of the Secretary of Parent certifying that (A) attached thereto are true and complete copies of all resolutions adopted by the board of directors of Parent and the Merger Subs authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, (B) all such resolutions have not been revoked, rescinded or amended and are in full force and effect as of the date thereof and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (C) the persons who have signed this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder at or prior to the Closing have properly done so as duly authorized officers of Parent and the Merger Subs.

Section 2.04 Effective Time and Second Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub I shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The First Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the First Merger being referred to as the “Effective Time”). Promptly following the Effective Time, the Company, Parent and Merger Sub II shall cause the Second Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Second Merger shall become effective at such time as the Second Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Second Certificate of Merger in accordance with the DGCL (the effective time of the Second Merger being referred to as the “Second Effective Time”).

Section 2.05 Effects of the Merger.

(a) At and after the Effective Time, the effect of the First Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the First Merger Constituent Corporations shall vest in the First Step Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the First Merger Constituent Corporations shall become the debts, liabilities, obligations, restrictions and duties of the First Step Surviving Corporation.

(b) At and after the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Second Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Second Merger Constituent Corporations shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Second Merger Constituent Corporations shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

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EXECUTION VERSION

Section 2.06 Certificate of Incorporation; By-laws.

(a) At the Effective Time, (i) the certificate of incorporation of Merger Sub I as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the First Step Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by Applicable Law, and (ii) the by-laws of Merger Sub I as in effect immediately prior to the Effective Time shall be the by-laws of the First Step Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the First Step Surviving Corporation or as provided by Applicable Law; provided, however, in each case, that the name of the corporation set forth therein shall be changed to the name of the Company.

(b) At the Second Effective Time, (i) the certificate of incorporation of the First Step Surviving Corporation as in effect immediately prior to the Second Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by Applicable Law, and (ii) the by-laws of the First Step Surviving Corporation as in effect immediately prior to the Second Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by Applicable Law.

Section 2.07 Directors and Officers.

(a) The directors and officers of Merger Sub I, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the First Step Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the First Step Surviving Corporation. By virtue of the First Merger and without further action, the directors and officers of the Company immediately prior to the Effective Time shall cease to be directors or officers of the First Step Surviving Corporation as of the Effective Time.

(b) The directors and officers of the First Step Surviving Corporation, in each case, immediately prior to the Second Effective Time shall, from and after the Second Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation. By virtue of the Second Merger and without further action, the directors and officers of Merger Sub II immediately prior to the Second Effective Time shall cease to be directors or officers of the Surviving Corporation as of the Second Effective Time.

Section 2.08 Up-Front Merger Consideration; Effect of the Merger on Common Stock.

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EXECUTION VERSION

(a) At the Effective Time, as a result of the First Merger and without any action on the part of Parent, Merger Subs, the Company or any Stockholder:

(i) Cancellation of Treasury Stock. Shares that are owned by the Company (as treasury stock or otherwise) or any of its direct or indirect wholly owned subsidiaries shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(ii) Up-Front Merger Consideration and Conversion of Company Common Stock. The Shares issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled and retired in accordance with Section 2.08(a)(i)) shall be converted into the right to receive (A) twenty million U.S. dollars (USD $20,000,000) without interest (the “Up-Front Cash Consideration”), payable at the Closing, (B) four million (4,000,000) shares of Parent Preferred Stock, as adjusted from time to time in the same manner as Parent Preferred Stock after the date hereof in the event of a reverse or forward split of Parent’s capital stock, recapitalization or other similar adjustment applicable to the capital stock of Parent, to be issued within thirty (30) days after the Effective Time (the “Up-Front Parent Shares”), (c) any Development Milestone Payments that become payable pursuant to Section 2.12 and (d) any Milestone Parent Shares that become issuable pursuant to Section 2.12.

(iii) Conversion of Merger Sub I Capital Stock. Each share of common stock, par value $0.0001 per share, of Merger Sub I issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the First Step Surviving Corporation.

(b) At the Second Effective Time, as a result of the Second Merger and without any action on the part of Parent, Merger Sub II or the First Step Surviving Corporation:

(i) Cancellation of Treasury Stock. Shares of common stock, par value $0.0001 per share, of the First Step Surviving Corporation that are owned by the First Step Surviving Corporation (as treasury stock or otherwise) or any of its direct or indirect wholly owned subsidiaries shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(ii) Conversion of First Step Surviving Corporation Capital Stock. Each share of common stock, par value $0.0001 per share, of the First Step Surviving Corporation issued and outstanding immediately prior to the Second Effective Time (other than shares of common stock of the First Step Surviving Corporation to be cancelled and retired in accordance with Section 2.08(b)(i)) shall be converted into the right to receive an equivalent number of shares of common stock, par value $0.0001 per share, of the Surviving Corporation, all of which shares shall be held by Parent, and which shall constitute the only outstanding shares of common stock, par value $0.0001 per share, of the Surviving Corporation immediately following the Second Effective Time.

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Section 2.09 Surrender and Payment. At the Effective Time, all Shares outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and ABS shall cease to have any rights as a stockholder of the Company, and any stock certificate formerly representing the Shares (a “Certificate”) shall represent only the right to receive the Merger Consideration as provided herein.

Section 2.10 Withholding Rights. As of the date hereof, the parties acknowledge and agree that no withholding of Taxes with respect to any payments made pursuant to this Agreement is required under Applicable Law. In the event that Parent determines that Applicable Laws require such withholding of Taxes, Parent shall immediately notify ABS in writing of the potential for withholding of Taxes and cooperate with ABS in good faith before undertaking any such withholding of Taxes so as to reduce or eliminate any potential obligation for such withholding of Taxes to the greatest extent possible, including with respect to obtaining the benefit of any present or future treaty against double taxation or refund or reduction in such Taxes. Without limiting the foregoing, Parent shall make any such required withholding payments in a timely manner and shall subtract the amount thereof from payments of consideration otherwise payable to ABS pursuant to this Agreement. Parent shall promptly (as available) submit to ABS appropriate proof of payment of the withheld Taxes as well as the official receipts within a reasonable period of time. Notwithstanding the foregoing, if as a result of Parent assigning this Agreement or changing its domicile, additional Taxes become due that would not have otherwise been due hereunder with respect to payments of consideration payable to ABS pursuant to this Agreement, Parent shall be responsible for all such additional withholding Taxes and shall pay ABS such amounts as are necessary to ensure that ABS receives the same amount as it would have received had no such assignment or change in domicile been made.

Section 2.11 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, Parent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate as contemplated under this Article II.

Section 2.12 Development Milestone Payments.

(a) Milestone Triggers and Payments. Within forty-five (45) days after the achievement of each milestone event set forth in the table below (each, a “Development Milestone Event”), Parent shall make the corresponding milestone payment to ABS (each, a “Development Milestone Payment”). Parent shall provide ABS with notice of the occurrence of each Development Milestone Event within thirty (30) days of achievement. Each Development Milestone Payment shall be fully-earned and payable once upon the first achievement of the corresponding Development Milestone Event.

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EXECUTION VERSION

Milestone Event	Milestone Payment
[***] (“[***] Milestone”)	$[***]
[***] (“[***] Milestone”)	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
Total Development Milestones	$[***]

(b) Phase 2 Study Milestone Equity. In addition, upon the achievement of the Phase 2 Study Milestone, and subject to the terms of the Share Issuance Letter, Parent shall issue to ABS four million six hundred sixty-six thousand six hundred sixty-seven (4,666,667) shares of Parent Common Stock (the “Milestone Parent Shares”), as adjusted from time to time in the same manner as Parent Common Stock is adjusted after the date hereof in the event of a reverse or forward split of Parent’s capital stock, the issuance of any dividends, recapitalization or other similar adjustment applicable to all Parent Common Stock as a class.

(c) Payment Requirements. Parent’s obligations to make Development Milestone Payments (and issue the Milestone Parent Shares) under this Section 2.12 shall apply only while the License Agreement is in full force and effect and such obligations shall terminate upon the termination of the License Agreement. Notwithstanding the foregoing sentence, to the extent that Company or its Affiliate or sublicensee continues to Develop or Commercialize any Licensed Compound or Licensed Product after the effective date of termination of the License Agreement, this Section 2.12 shall survive such termination; provided, that, if such Licensed Compound (other than a Licensed Compound described in subsection (a) or (b) of Section 1.33 (Licensed Compound) of the License Agreement) or Licensed Product (other than a Licensed Product containing, incorporating or comprising a Licensed Compound described in subsection (a) or (b) of Section 1.33 (Licensed Compound) of the License Agreement) is Covered by a Licensed Patent Right (as such term is defined in the License Agreement) that has been invalidated (other than as a result of a Patent Challenge), and is not Covered by any other Licensed Patent Right, then Parent’s payment obligations pursuant to such Sections shall terminate. “Patent Challenge” means a proceeding filed or initiated by ASN or any of its Affiliates or sublicensees (directly or indirectly (e.g., through a Third Party)) in a court or by administrative proceeding seeking the invalidity or unenforceability or otherwise challenging or seeking to limit the scope of any Licensed Patent Right. For clarity, and notwithstanding the foregoing, following the

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EXECUTION VERSION

expiration of the License Agreement, if Company or its Affiliate or sublicensee ever achieves the Breakthrough Designation Milestone with a subsequent or future Licensed Product, then Parent shall pay the corresponding milestone payment for achievement of the Breakthrough Designation Milestone pursuant to this Section 2.12. Any payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement shall bear interest at a rate equal to the lesser of: (i) three (3) percentage points above the prime rate as published by The Wall Street Journal or any successor thereto on the first day of each Calendar Quarter in which such payments are overdue or (ii) the maximum rate permitted by Applicable Laws; in each case calculated on the number of days such payment is delinquent, compounded monthly.

(d) Assignment of Rights to Consideration. ABS and any of its direct or indirect members, stockholders, partners, trust beneficiaries or other equityholders or Affiliates may assign, delegate or otherwise transfer any of its rights to the Up-Front Cash Consideration, Up-Front Parent Shares, Development Milestone Payments or Milestone Parent Shares (or any other consideration payable pursuant to this Agreement), to any of ABS’ direct or indirect members, stockholders, partners, trust beneficiaries or other equityholders or Affiliates, and any of their respective direct or indirect members, stockholders, partners, trust beneficiaries or other equityholders or Affiliates or family members or relatives of such Persons. ABS acknowledges and agrees, that: (i) the Development Milestone Payments are solely represented by this Agreement and are not represented by any certificate, instrument or other delivery, (ii) the Development Milestone Payments are solely a contractual right and are not a security for purposes of any securities laws, and confer upon ABS only the rights of a general unsecured creditor under Applicable Law, (iii) the Development Milestone Payments do not bear interest (except to the extent paid after the required date pursuant to Section 2.12(a)), and (iv) the Development Milestone Payments are not redeemable.

Section 2.13 Parent Shares; Series B Agreements and Lock-Up Agreement.

(a) The Parent Shares issued pursuant to the terms of this Agreement will be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(a)(2) thereof and/or Regulation D promulgated under the Securities Act and may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom. The Parent Shares shall be “restricted securities” under the Securities Act and, if certificated, shall bear the following legends (or if held in book entry form, will be noted with a similar restriction):

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EXECUTION VERSION

“THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.”

“THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”

(b) ABS agrees to become a party to the Amended and Restated Stockholders Agreement, dated April 15, 2020, by and among Parent and the parties set forth on Schedule A thereto, and the Right of First Refusal and Co-Sale Agreement, dated April 15, 2020, by and among the Company and the parties set forth on Schedule A and Schedule B thereto, in each case as an “Investor” (as defined therein).

ARTICLE III

Representations and Warranties of ABS and the Company

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, ABS and the Company represent and warrant to Parent and Merger Subs that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01 Organization and Qualification.

(a) Each of the Company and ABS is a corporation or limited liability company duly organized, validly existing, and in good standing under the Applicable Laws of the jurisdiction of formation. Each of the Company and ABS has all requisite power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

(b) ABS and the Company have made available to Parent accurate and complete copies of (i) the certificate of incorporation, by-laws and other organizational documents of the Company (collectively, the “Company Charter Documents”), and (ii) the minutes of the meetings and actions taken by written consent or otherwise without a meeting of the stockholders of the Company, the Company Board and all committees of the Company Board. Section 3.01(b) of the Disclosure Schedules sets forth each director and each officer of the Company. The books of account, stock or other equity records, minute books and other records of the Company and its subsidiaries are accurate, up-to-date and complete.

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Section 3.02 Authority. All action on the part of each of ABS and the Company, their respective officers, directors, security holders, members, managers and stockholders necessary for the authorization, execution and delivery of this Agreement, the performance of all their respective obligations hereunder, has been taken or will be taken prior to the Closing, and, assuming this Agreement constitutes the legal, valid, and binding obligation of Parent and the Merger Subs, this Agreement constitutes a valid and binding agreement enforceable against ABS and the Company in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, bank moratorium or similar laws affecting creditors’ rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity). The consent of ABS is the only vote or consent of the holders of any class or series of the Company’s capital stock required to approve and adopt this Agreement and the Ancillary Documents, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby.

Section 3.03 No Conflicts; Consents. The execution, delivery and performance by ABS and the Company of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (i) conflict with or result in a breach of any provision of its organizational documents (including the Company Charter Documents), (b) result in a breach of any agreement to which it is a party; or (c) violate any Applicable Laws. No consent, approval, permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to ABS or the Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger and Second Certificate of Merger with the Secretary of State of Delaware.

Section 3.04 Capitalization of the Company. The authorized capital stock of the Company consists solely of 300,000,000 shares of Company Common Stock, of which there were issued and outstanding as of the close of business on the date of this Agreement 100 shares. All such issued and outstanding Shares are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Company Charter Documents or any agreement to which the Company or ABS is a party; and (iii) free of any Encumbrances created by the Company or ABS in respect thereof. ABS is the sole stockholder of the Company and the registered owner of the Shares, and there are no other holders of Company Common Stock other than ABS. There are no outstanding options, warrants, profits interests, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company or ABS of any equity interest in the Company.

Section 3.05 No Subsidiaries. The Company has no subsidiaries and does not own or hold, or has ever owned or held, any equity interest in any other Person.

Section 3.06 No Employees. The Company has no employees. The Company is not a party to any pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing.

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Section 3.07 No Undisclosed Liabilities or Indebtedness. The Company does not have any Liabilities or Indebtedness except (i) as set forth on Section 3.07 of the Disclosure Schedules and (ii) any contractual performance obligations (other than on account of any breach or default thereunder or any violation of law) under existing executory Contracts of the Company.

Section 3.08 License Agreement and Surviving Contracts.

(a) A complete and correct copy of the License Agreement (including all modifications and amendments thereto and written waivers thereunder) is attached hereto as Exhibit A.

(b) Section 3.08 of the Disclosure Schedules sets forth a categorized list as of the date hereof of any other Contracts of the Company that will survive the Closing (“Surviving Contract”). Each Surviving Contract is valid and binding on the Company in accordance with its terms (except as limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors and as limited by rules of law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity) and is in full force and effect. None of the Company or, to ABS’s or the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any written notice of any intention to terminate, any Surviving Contract. Complete and correct copies of each Surviving Contract (including all modifications and amendments thereto and written waivers thereunder) have been made available to Parent.

Section 3.09 Title to Assets. Except as set forth on Section 3.09 of the Disclosure Schedules, the Company has good and valid title to all of its personal property and other tangible assets, free and clear of Encumbrances. The Company has no real property assets or leasehold interests.

Section 3.10 Taxes.

(a) All income and other material Tax Returns required to be filed by the Company have been timely filed. Such Tax Returns are true, complete and correct in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid. The Company has not requested or been granted an extension of the time for filing any Tax Return that has not yet been filed (other than any automatic extension for which approval of a taxing authority is not required).

(b) The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied in all material respects with all information reporting and backup withholding provisions of Applicable Law.

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(c) No written claim has been made by any taxing authority in any jurisdiction asserting that the Company is or may be subject to Taxes imposed by that jurisdiction but not paid by the Company, including, without limitation, sales and use Taxes required to be collected by the Company and remitted to that jurisdiction and income Taxes payable to that jurisdiction.

(d) No extensions or waivers of the time in which any Tax may be assessed or collected by any taxing authority have been given or requested with respect to any Taxes of the Company, which are still outstanding.

(e) The Company is not currently subject to any audits or examinations by taxing authorities.

(f) No issues relating to material Taxes of the Company were raised by the relevant taxing authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period.

(g) No deficiency or adjustment in respect of Taxes has been claimed, proposed in writing, asserted or assessed by any taxing authority against the Company. There are no outstanding refund claims with respect to any Tax or Tax Return of the Company.

(h) The Company is not a party to any Action by any taxing authority. There are no pending or threatened Actions with respect to the Company by any taxing authority.

(i) No power of attorney with respect to any Taxes of the Company has been filed or executed with any taxing authority.

(j) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(k) The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (other than, in each case, a commercial agreement entered into in the ordinary and usual course of business, the principal purpose of which does not relate to Tax).

(l) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(m) The Company is not or has not been a member of an affiliated, combined, consolidated or unitary Tax group for income Tax purposes (other than a group of which the Company is the common parent). The Company does not have any Liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. Tax Law), as transferee or successor, by Contract or otherwise.

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(n) The Company will not be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting or the use of an improper method of accounting for a Pre-Closing Tax Period; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid or deposit amount received on or prior to the Closing Date; or (vi) election described in Section 108(i) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) made on or prior to the Closing Date

(o) The Company (i) has neither agreed nor is required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (ii) has not elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; and (iii) has neither made any of the foregoing elections, nor is required to apply any of the foregoing rules, under any comparable state or local Tax law.

(p) The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(q) The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(r) The Company is not subject to Tax in any country other than its country of organization.

(s) The Company is not a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes.

Section 3.11 Investment Representations.

(a) The Parent Shares to be issued to ABS hereunder will be acquired for investment for ABS’s own account and not with a view to the public resale or distribution thereof within the meaning of the Securities Act.

(b) ABS has received or has had full access to all the information ABS considers necessary or appropriate to make an informed investment decision with respect to the Parent Shares.

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EXECUTION VERSION

(c) ABS understands that the receipt of the Parent Shares involves substantial risk. ABS: (i) has experience as an investor in securities of companies in the development stage and acknowledges that ABS is able to fend for itself, can bear the economic risk of ABS’s investment in the Parent Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of its investment in the Parent Shares and protecting its investment; and/or (ii) has a preexisting business relationship with Parent and/or certain of its other officers, directors or controlling persons of a nature and duration that enables ABS to be aware of the character, business acumen and financial circumstances of such persons.

(d) ABS is an accredited investor within the meaning of Regulation D.

(e) ABS is not a person of the type described in Section 506(d) of Regulation D that would disqualify the Company from engaging in a transaction pursuant to Section 506 of Regulation D.

(f) ABS understands that the Parent Shares are characterized as “restricted securities” under the Securities Act, in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances. ABS represents that it is familiar with Rule 144 of the SEC and understands the resale limitations imposed thereby and by the Securities Act. ABS understands that Parent is under no obligation to register any of the securities sold hereunder.

Section 3.12 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of ABS or the Company.

Section 3.13 No Other Representations and Warranties. Except as expressly set forth in this Agreement, the License Agreement and the Ancillary Documents, neither ABS, the Company nor any of their respective agents, employees or representatives have made, nor are any of them making any representation or warranty, written or oral, express or implied, in respect of the Company or its businesses. Each of Parent and Merger Subs expressly acknowledges and agrees that none of Parent, Merger Subs or any of their respective agents, employees or representatives is relying on any other representation or warranty of ABS or the Company or any of their respective agents, employees or representatives, including regarding the accuracy or completeness of any such other representations and warranties, whether express or implied.

ARTICLE IV

Representations and warranties of parent and merger subs

Parent and Merger Subs represent and warrant to the Company that the statements contained in this Article IV are true and correct as of the date hereof.

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EXECUTION VERSION

Section 4.01 Organization and Authority of Parent and Merger Subs. Each of Parent and the Merger Subs is a corporation duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its incorporation. Each of Parent and Merger Subs has all requisite power and authority to carry on its business as now conducted.

Section 4.02 Authority. All action on the part of each of Parent and the Merger Subs, their respective officers, directors, security holders, members, managers and stockholders necessary for the authorization, execution and delivery of this Agreement, the performance of all their respective obligations hereunder, has been taken or will be taken prior to the Closing, and, assuming this Agreement constitutes the legal, valid, and binding obligation of ABS and the Company, this Agreement constitutes a valid and binding agreement enforceable against Parent and the Merger Subs in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, bank moratorium or similar laws affecting creditors’ rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity). No other corporate proceedings on the part of Parent and Merger Subs are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby.

Section 4.03 No Conflicts; Consents. The execution, delivery and performance by Parent and Merger Subs of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (i) conflict with or result in a breach of any provision of its organizational documents, (b) result in a breach of any agreement to which it is a party; or (c) violate any Applicable Laws. No consent, approval, permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or Merger Subs in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger and Second Certificate of Merger with the Secretary of State of Delaware.

Section 4.04 Merger Subs. Merger Subs are direct wholly owned subsidiaries of Parent, have no material liabilities, and are not engaged in any material business activities other than in connection with the transactions contemplated hereby.

Section 4.05 Capitalization of Parent. The authorized capital of Parent consists of 147,027,681 shares of Parent Common Stock, 31,310,431 shares of which are issued and outstanding immediately prior to the Issuance, 38,103,681 shares of Series A Preferred Stock, par value $0.0001 per share, all of which are issued and outstanding, 28,741,400 shares of Series B-1 Preferred Stock, par value $0.0001 per share, 27,481,001 shares of which are issued and outstanding, and 30,777,328 shares of Series B-2 Preferred Stock, par value $0.0001 per share, none of which are issued and outstanding. All of the outstanding shares of Parent’s capital stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. Parent holds no capital stock in its treasury.

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EXECUTION VERSION

Section 4.06 Parent Shares. The Up-Front Parent Shares and the Milestone Parent Shares (together the “Parent Shares”), when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under or referenced in this Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by ABS. Assuming the accuracy of the representations of ABS and the Company in Section 3.11 of this Agreement, the Parent Shares will be issued in compliance with all applicable federal and state securities laws.

Section 4.07 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Parent or Merger Subs.

Section 4.08 Cash Resources. Parent has sufficient cash on hand or other sources of available funds to pay the Up-Front Cash Consideration to ABS at Closing on the terms set forth in this Agreement.

Section 4.09 No Other Representations and Warranties. Except as expressly set forth in this Agreement and the Ancillary Documents, neither Parent nor any of its agents, employees or representatives have made, nor are any of them making any representation or warranty, written or oral, express or implied, in respect of Parent or its businesses. ABS expressly acknowledges and agrees that neither ABS nor any of its agents, employees or representatives is relying on any other representation or warranty of Parent or Merger Subs or any of their respective agents, employees or representatives, including regarding the accuracy or completeness of any such other representations and warranties, whether express or implied.

ARTICLE V

Covenants

Section 5.01 Audit Assistance; Access to Information. ABS shall reasonably cooperate with Parent and Parent’s independent public accountants, in connection with the completion of any audit or review of relevant historical financial statements of the Company, and provide Parent with reasonable access upon reasonable notice during normal business hours to the personnel, books and records of ABS related to the business of the Company with respect to periods or occurrences prior to or on the Closing Date that Parent reasonably needs to comply with reporting, disclosure, filing or other requirements to facilitate Parent’s initial public offering or otherwise imposed on Parent by all applicable Governmental Authorities having jurisdiction over Parent in connection with the transactions contemplated by this Agreement, including, without limitation, any requirement under applicable securities laws to provide audited financial statements of the Company. Notwithstanding the foregoing, ABS may restrict the foregoing access to the extent that such access would (i) violate Applicable Law, (ii) be in breach of any confidentiality obligation by which ABS or any of its Affiliates is bound as of the date of this Agreement, or (iii) result in a waiver of any legal privilege enjoyed by ABS or its Affiliates; provided that ABS shall use commercially reasonable efforts to provide such access in a manner that does not violate any such Law or obligation or forfeit such privilege

CONFIDENTIAL

EXECUTION VERSION

Section 5.02 Publicity.

(a) Each of ABS and Parent, and each of their respective Affiliates, shall not make any public announcements or communicate with any news media in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other of ABS or Parent, and the parties shall cooperate as to the timing and contents of any such announcement; provided, that this provision shall not preclude public announcements required by Applicable Law (subject to Section 5.02(c)) or as permitted by Section 5.02(b).

(b) Promptly following the Effective Date, Parent and ABS shall mutually approve coordinated press releases with respect to this Agreement and Parent and ABS may make subsequent public disclosure of the contents of such press releases following the earlier of (i) the date Parent publicly discloses a Clinical Trial on clinicaltrials.gov and (ii) March 31, 2021. Subject to the foregoing, Parent and ABS agree not to issue any press release or other public statement, whether oral or written, disclosing the terms hereof or any of the activities conducted hereunder without the prior written consent of the other party, provided, however, that neither Parent nor ABS will be prevented from complying with any duty of disclosure it may have pursuant to Applicable Laws or pursuant to the rules of any recognized stock exchange or quotation system, subject to that party notifying the other party of such duty and limiting such disclosure as reasonably requested by the other party (and giving the other party sufficient time to review and comment on any proposed disclosure.

(c) The parties hereby acknowledge and agree that either Parent or ABS may be required by Applicable Laws to submit a copy of this Agreement to SEC or any national or sub-national securities regulatory body in any jurisdiction (collectively, the “Securities Regulators”). If Parent or ABS is required by Applicable Laws to submit a description of the terms of this Agreement to or file a copy of this Agreement with any Securities Regulator, such party agrees to consult and coordinate with the other party with respect to such disclosure or the preparation and submission of a confidential treatment request for this Agreement. Notwithstanding the foregoing, if Parent or ABS is required by Applicable Laws to submit a description of the terms of this Agreement to or file a copy of this Agreement with any Securities Regulator and such party has (i) promptly notified the other party in writing of such requirement and any respective timing constraints, (ii) provided copies of the proposed disclosure or filing to the other party reasonably in advance of such filing or other disclosure and (iii) given the other party a reasonable time (not less than five (5) Business Days) under the circumstances to comment upon and request confidential treatment for such disclosure, then such party will have the right to make such disclosure or filing at the time and in the manner reasonably determined by its counsel to be required by Applicable Laws or the applicable Securities Regulator. If a party seeks to make a disclosure or filing as set forth in this Section 5.02(c) and the other party provides comments within the respective time periods or constraints specified herein, then the party seeking to make such disclosure or filing will in good faith consider incorporating such comments.

CONFIDENTIAL

EXECUTION VERSION

Section 5.03 License Agreement Termination. ABS’s right to terminate the License Agreement shall terminate (A) if Parent has paid to ABS all of the Merger Consideration (other than the Breakthrough Designation Milestone if the underlying event has not yet occurred), including the issuance of the Up-Front Parent Shares and the Milestone Parent Shares, or (B) ABS’s equity interest in Parent issued to pursuant to this Agreement is publicly tradable on the Nasdaq Stock Market or New York Stock Exchange and has a value equal to or greater than [***] U.S. dollars (USD $[***]) as more specifically set forth in Section 13.3(d) of the License Agreement. Notwithstanding anything to the contrary in this Section 5.03 or Section 13.3(d) of the License Agreement, the limitation on termination described in clause (B) of this Section 5.03 or Section 13.3(d) of the License Agreement shall not apply during any period in which ABS is contractually obligated to not dispose of its capital stock of Parent pursuant to a lock-up agreement entered into with the underwriters of a public offering of Parent’s securities. None of the foregoing limitations on ABS’s right to terminate the License Agreement shall limit ABS’s rights to pursue damages or other available remedies for Company’s breach of the License Agreement, including for a failure of Parent to pay ABS any sums otherwise payable under this Agreement.

Section 5.04 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and behalf of the Company or Merger Subs, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subs, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE VI

Tax matters

Section 6.01 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid one-half by ABS and one-half by Parent when due.

Section 6.02 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company (other than any commercial agreements entered into in the ordinary and usual course of business, the principal purpose of which does not relate to Tax) shall be terminated as of the Closing Date. After such date neither the Company nor any of its Representatives shall have any further rights or Liabilities thereunder.

Section 6.03 Tax Returns.

(a) The Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions). Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Applicable Law).

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(b) Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period and for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Applicable Law). If any such Tax Returns reflect a Tax with respect to a Pre-Closing Tax Period for which ABS may be liable, Parent shall submit a copy of such Tax Return to ABS a reasonable time prior to filing (which, in the case of any income Tax Return shall be at least thirty-five (35) days prior to filing) for ABS’s review and comment, and Parent shall incorporate any reasonable comments that ABS submits to Parent no less than five (5) Business Days prior to the due date of such Tax Return. ABS shall pay, or cause to be paid, to Parent all Taxes due with respect to such Tax Returns that are Pre-Closing Taxes at least five (5) days before timely payment of Taxes (including estimated Taxes) is due to the applicable taxing authority.

(c) Parent shall not, and shall not cause or permit the Company to, (i) make any Tax election that has any retroactive effect on Taxes in the portion of any Pre-Closing Tax Period ending on or prior to the Closing Date or (ii) amend or cause to be amended any Tax Return of the Company for any Pre-Closing Tax Period, in each case without the prior written consent of ABS (which consent shall not be unreasonably withheld, conditioned or delayed), unless such election or amendment filing would not reasonably be expected to increase ABS’s liability for Taxes pursuant to this Agreement.

Section 6.04 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins on or before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended at the close of the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after Closing, shall be allocated on a per diem basis.

Section 6.05 Contests. Parent agrees to give written notice to ABS of the receipt of any written notice by the Company, Parent or any of Parent’s Affiliates which involves the assertion of any claim, or the commencement of any Action, relating to Taxes of the Company in respect of which an indemnity may be sought by Parent pursuant to Section 7.02 (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Parent’s right to indemnification hereunder. Parent shall control the contest or resolution of any Tax Claim; provided, however, that Parent shall obtain the prior written consent of ABS (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that ABS shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by ABS.

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Section 6.06 Cooperation and Exchange of Information. ABS, the Company and Parent shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by taxing authorities. Each of ABS, the Company and Parent shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, ABS, the Company or Parent (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.

Section 6.07 FIRPTA Statement. On the Closing Date, the Company shall deliver to Parent, in form and substance reasonably acceptable to Parent, (i) a certificate, dated as of the Closing Date, certifying to the effect that no interest in the Company is a U.S. real property interest (such certificate meeting the requirements of Treasury Regulation Section 1.897-2(h) and 1.1445-2(c)(3)) and (ii) written authorization for Parent to deliver such certificate to the Internal Revenue Service on behalf of the Company upon closing (collectively, the “FIRPTA Statement”).

Section 6.08 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.10 and this Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.

Section 6.09 Tax Consequences. The parties hereto intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement be a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and within the meaning of Section 1.368-2(g) of the Treasury Regulations. Each of Parent, the Merger Subs, ABS and the Company shall not take any reporting position inconsistent therewith for income Tax purposes, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code. None of Parent, the Merger Subs, ABS or the Company shall take any action to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 6.10 Overlap. To the extent that any obligation or responsibility pursuant to Article VII may overlap with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern.

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EXECUTION VERSION

ARTICLE VII

Indemnification

Section 7.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.10 which are subject to Article VI) shall survive the Closing and shall remain in full force and effect until the second (2nd) anniversary of the Closing Date. For the avoidance of doubt, the foregoing shall not apply to the representations and warranties under the License Agreement. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VI which are subject to Article VI) shall survive the Closing indefinitely or, if shorter, for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty or survival period and such claims shall survive until finally resolved.

Section 7.02 Indemnification by ABS. Subject to the other terms and conditions of this Article VII, ABS shall indemnify and defend each of Parent and its Affiliates (including the Surviving Corporation) and their respective Representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of ABS or the Company contained in this Agreement or in any certificate delivered pursuant to Section 2.03(a)(ii) and Section 2.03(a)(iii) by or on behalf of ABS or the Company, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by ABS or, to the extent attributable to any breach prior to the Closing, the Company pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VI);

(c) (i) all Pre-Closing Taxes; (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of state, local or non-U.S. Tax Law; (iii) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date; and (iv) Taxes imposed on or payable by third parties with respect to which the Company or any of its subsidiaries has an obligation to indemnify such third party pursuant to a transaction consummated on or prior to the Closing; or

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(d) any Liabilities or Indebtedness of the Company arising directly from the Development or manufacture of the Licensed Products by or on behalf of the Company or any of its Affiliates prior to the Closing.

Section 7.03 Indemnification by Parent. Subject to the other terms and conditions of this Article VII, Parent shall indemnify and defend each of ABS and its Affiliates and their respective Representatives (collectively, the “ABS Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the ABS Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Parent and Merger Subs contained in this Agreement or in any certificate delivered pursuant to Section 2.03(b)(ii) and Section 2.03(b)(iii) by or on behalf of Parent or Merger Subs, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent or Merger Subs pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VI); or

(c) any Liabilities or Indebtedness of the Company arising from events, occurrences or circumstances after the Closing; except to the extent attributable to any breach of the License Agreement by ABS.

Section 7.04 Certain Limitations. Notwithstanding anything to the contrary contained herein, (i) the amount of any Loss subject to recovery under this Article VII shall be calculated net of (A) any amounts recovered by an Indemnified Party with respect to such Loss pursuant to any indemnification by or indemnification agreement with any third party and (B) any insurance proceeds or other cash receipts actually received as an offset against such Loss and (ii) to the extent required by applicable law, each party shall take commercially reasonable steps to mitigate any of its Losses indemnifiable pursuant to this Article VII upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto. If the amount to be netted hereunder from any payment required under this Article VII is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party under this Article VII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VII had such determination been made at the time of such payment. A party shall use commercially reasonable efforts to recover under any insurance policies for any Loss. Notwithstanding anything to the contrary contained herein, in no event shall any party be required to institute an Action against any

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insurer or any other Person. Notwithstanding the fact that any Indemnified Party may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of any fact, event, condition or circumstance, no Indemnified Party shall be entitled to recover the amount of any Loss suffered by such Indemnified Party more than once, regardless of whether such Loss may be as a result of a breach of more than one representation, warranty, obligation or covenant or otherwise. In addition, any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability, or a breach of more than one representation, warranty, covenant or agreement, as applicable. In no event shall the aggregate amount of Losses that the Parent Indemnitees are entitled to receive under Section 7.02 plus ABS’s liability in connection with the License Agreement, in the aggregate, exceed the amount of Merger Consideration (with the Up-Front Parent Shares being valued, for purposes of this Section 7.04 and Section 11.4 of the License Agreement, at $[***] and the Milestone Parent Shares being valued, for purposes of this Section 7.04 and Section 11.4 of the License Agreement, at $[***]) actually paid or issued, as applicable, hereunder. The Parties acknowledge that such amount (but not such valuation) may increase over time as the Development Milestone Payments are made.

Section 7.05 Indemnification Procedures. The party making a claim under this Article VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party.”

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within thirty (30) calendar days after receipt of notice of the Third Party Claim, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, however, that the (i) defense of such Third Party Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnified Party, have a material adverse effect on the Indemnified Party; (ii) the Indemnifying Party has sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; (iii) the Third Party Claim solely seeks (and continues to seek) monetary damages; (iv) the Third Party Claim does not include criminal charges, and (v) the Indemnifying Party expressly agrees in writing to be fully responsible for all Losses relating to such Third Party Claim, (the

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conditions set forth in clauses (i) through (v) are, collectively, the “Litigation Conditions”). In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; (B) any of the Litigation Conditions ceases to be met; or (C) the Indemnified Party’s counsel advises that there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 7.05(b), pay, compromise and/or defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. ABS and Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.05(b). The Indemnifying Party, if it has assumed the defense of any Third Party Claim as provided in this Agreement, may not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim that (i) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a complete release from all liability in respect of such Third Party Claim, (ii) grants any injunctive or equitable relief or (iii) may reasonably be expected to have an adverse effect on the Indemnified Party. If the Indemnified Party has assumed the defense pursuant to Section 7.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

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(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof (a “Direct Claim Notice”). The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. The Direct Claim Notice shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including reasonable access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30)-day period, then each claim for indemnification set forth in such Direct Claim Notice shall be deemed to have been conclusively determined in favor of the Indemnified Party for purposes of this Article VII on the terms set forth in the Direct Claim Notice, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 7.06 Payments. Once a Loss is agreed to by the Indemnifying Party or finally determined or adjudicated to be payable pursuant to this Article VII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such agreement, final determination or final, non-appealable adjudication by wire transfer of immediately available funds.

Section 7.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Applicable Law.

Section 7.08 Exclusive Remedies. Subject to Section 8.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VI and this Article VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Applicable Law, except pursuant to the indemnification provisions set forth in Article VI and this Article VII. Nothing in this Section 7.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or willful misconduct. For the avoidance of doubt, and notwithstanding any provision of this Agreement to the contrary, nothing herein shall limit the recourse of a party to the License Agreement in accordance with its terms or any remedies available to a party in law or equity related to the License Agreement.

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Section 7.09 No Subrogation. The Indemnifying Party shall not be entitled to exercise, and shall not be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnified Party or any of its Affiliates may have against any other Person with respect to any Losses, circumstances or matters to which such indemnification is directly or indirectly related.

ARTICLE VIII

Miscellaneous

Section 8.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 8.02 Notices. All notices, consents or waivers under this Agreement shall be in writing and will be deemed to have been duly given when (a) scanned and converted into a portable document format file (i.e., pdf file), and sent as an attachment to an e-mail message, where, when such message is received, a read receipt e-mail is received by the sender (and such read receipt e-mail is preserved by the party sending the notice); provided further that a copy is promptly sent by an internationally recognized overnight delivery service (receipt requested)(although the sending of the e-mail message shall be when the notice is deemed to have been given), or (b) the earlier of when received by the addressee or five (5) days after it was sent, if sent by registered letter or overnight courier by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and e-mail addresses set forth below (or to such other addresses and e-mail addresses as a party may designate by notice):

If to ABS:	Asana BioSciences, LLC
997 Lenox Drive, Suite 220
Princeton Pike Corporate Center
Lawrenceville, NJ 08648
Attention: CEO

With a copy to:	Avtar Enterprise, LLC
400 Crossing Boulevard, 7th Floor
Bridgewater, NJ 08807
Attention: Legal Department

and:

Tarsadia
520 Newport Center Drive, Twenty-First Floor
Newport Beach, CA 92660
Attention: Legal Department

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If to Parent or Merger Subs:	Erasca, Inc.
10835 Road to the Cure, Suite 140
San Diego, CA 92121
Attention: Legal Department
Email: legal@erasca.com

With a copy to:	Latham & Watkins LLP
12670 High Bluff Drive
San Diego, CA 92130
Attention: Cheston J. Larson, Esq.

and:

Fenwick & West LLP
555 California Street #12
San Francisco, CA 94104
Attention: Jake Handy, Esq.

Section 8.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules, Schedules and Exhibits mean the articles and sections of, and Disclosure Schedules, schedules and exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute or other Applicable Law means such statute or other Applicable Law as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. When reference is made in this Agreement to information that has been “made available” to Parent, that shall consist of only the information that was (i) contained in the Company’s electronic data room no later than 5:00 p.m., Eastern time, on the Business Day prior to the date of this Agreement or (ii) delivered to the Parent or its counsel. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules, Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 8.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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Section 8.06 Entire Agreement. This Agreement, the License Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter, including that certain Confidentiality Agreement between the Parent and ABS dated August 14, 2020 (the “Confidentiality Agreement”). All information exchanged between Parent and ABS under the Confidentiality Agreement shall be deemed to have been disclosed under the License Agreement and shall be subject to the terms of Article 9 thereof, substituting references to Parent for references to Company therein. contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits, Schedules and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control. In the event that the terms of this Agreement and the License Agreement conflict, then the terms of this Agreement shall control with respect to matters pertaining to any payment to be made pursuant to this Agreement, and the License Agreement shall control in all other respects.

Section 8.07 Successors and Assigns. Except as otherwise permitted by Section 2.12(d), this Agreement may not be assigned or otherwise transferred by any party without the prior written consent of the other parties. Any purported assignment in violation of the preceding sentence shall be void; provided however, that (and notwithstanding anything elsewhere in this Agreement to the contrary) each of Parent and ABS may, without the written consent of the any other party to this agreement, assign this Agreement and its rights and obligations hereunder in whole or in part (a) to an Affiliate or, with respect to Parent, to a Person controlled, directly or indirectly, by any Majority Investor or group of Majority Investors or (b) in connection with the transfer or sale of all or substantially all of its assets or business related to the subject matter of this Agreement, or in the event of its merger or consolidation or similar transaction. Notwithstanding the foregoing, neither Parent nor ABS may, except as otherwise permitted by Section 2.12(d), assign this Agreement without obtaining the consent of ABS or Parent, respectively, unless such assignee expressly agrees to be bound by and perform the obligations of Parent or ABS, as applicable hereunder, and Parent or ABS, as applicable shall remain obligated for performance of such obligations.

Section 8.08 No Third-party Beneficiaries. Except as provided in Article VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.09 Amendment and Modification; Waiver. At any time prior to the Effective Time, this Agreement may only be amended, modified or supplemented by an agreement in writing signed by Parent, Merger Subs, ABS and the Company. Any failure of Parent or Merger Subs, on the one hand, or ABS and the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by ABS and the Company (with respect to any failure by Parent or Merger Subs) or by Parent or Merger Subs (with respect to any failure by ABS or the Company), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. After the Effective Time, this Agreement may only be amended, modified or supplemented by an agreement in writing signed by Parent and ABS.

CONFIDENTIAL

EXECUTION VERSION

Section 8.10 Governing Law; Dispute Resolution.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) If any dispute, claim or controversy of any nature arising out of or relating to this Agreement, including any action or claim based on equity, tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance or breach of this Agreement (each, a “Dispute”), arises between the parties and the parties cannot resolve such Dispute through good faith discussions, within thirty (30) days of a written request by either ABS or Parent to the other party (“Notice of Dispute”), either ABS or Parent may refer the Dispute to the Chief Executive Officer of ABS (or an executive officer of ABS designated by the Chief Executive Officer of ABS who has the power and authority to resolve such matter) and the Chief Executive Officer of Parent (or an executive officer of Parent designated by the Chief Executive Officer of Parent who has the power and authority to resolve such matter) (collectively, the “Executive Officers”) for resolution. Each of ABS and Parent, within five (5) Business Days after a party has received such written request from the other party to so refer such Dispute, shall notify the other party in writing of the Executive Officer to whom such dispute is referred. If, after an additional sixty (60) days after the Notice of Dispute, such Executive Officers have not succeeded in negotiating a resolution of the Dispute, and a party wishes to pursue the matter, then either party may initiate legal proceedings with respect thereto in accordance with this Section 8.10.

(c) With respect to any Dispute, each of the parties: (i) irrevocably consents to the exclusive jurisdiction and venue in the Delaware Court of Chancery within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any court of the United States located in the State of Delaware, or, if any such court of the United States located in the State of Delaware declines to accept jurisdiction over a particular matter, any state court located in the State of Delaware); (ii) agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided in this Section 8.10; (iii) waives its right to a jury trial; (iv) agrees that process shall be served upon such party in the manner set forth in Section 8.02, and that service in such manner shall constitute valid and sufficient service of process; and (v) waives and covenants not to assert or plead any objection that such party might otherwise have to such jurisdiction, venue or process, including that any suit or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, a party will be entitled to seek enforcement of a judgment entered pursuant to this Section 8.10 in any court having competent jurisdiction thereof where enforcement is deemed necessary.

CONFIDENTIAL

EXECUTION VERSION

(d) Notwithstanding the foregoing, any Excluded Claim may be submitted by any party to any court of competent jurisdiction over such Excluded Claim. As used in this Section 10.10, the term “Excluded Claim” means any dispute, controversy or claim that concerns (i) the validity, enforceability or infringement of any patent, trademark or copyright, or (ii) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory

(e) Notwithstanding anything in this Section 8.10 to the contrary, each party shall have the right to apply to any court of competent jurisdiction for appropriate interim or provisional relief, as necessary to protect the rights or property of such party, for clarity, without the necessity of complying with the provisions of Section 8.10.

Section 8.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity without the necessity of posting any bond or other security.

Section 8.12 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signature page to this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

COMPANY:

ASN PRODUCT DEVELOPMENT, INC.

By:	/s/ Sandeep Gupta
Name: Sandeep Gupta
Title: President and CEO

ABS:

ASANA BIOSCIENCES, LLC

By:	/s/ Sandeep Gupta
Name: Sandeep Gupta
Title: President and CEO

[Signature Page to Agreement and Plan of Merger]

PARENT:

ERASCA, INC.

By:	/s/ Jonathan E. Lim, MD
Name: Jonathan E. Lim, MD
Title: Chief Executive Officer

MERGER SUB I:

ERASCA – ASN PRODUCT DEVELOPMENT—MERGER SUB I, INC.

By:	/s/ Jonathan E. Lim, MD
Name: Jonathan E. Lim, MD
Title: Chief Executive Officer

MERGER SUB II:

ERASCA – ASN PRODUCT DEVELOPMENT—MERGER SUB II, INC.

By:	/s/ Jonathan E. Lim, MD
Name: Jonathan E. Lim, MD
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

AMENDED AND RESTATED LICENSE AGREEMENT

[Filed separately]

EXHIBIT B

[***] MILESTONE SUCCESS CRITERIA

[***]

EXHIBIT C

SHARE ISSUANCE LETTER

[***]